EXHIBIT 2.1

PLAN OF REORGANIZATION

THIS PLAN OF REORGANIZATION (collectively with any exhibits and schedules attached hereto, the “Plan”) is dated July 2, 2007 (the “Effective Date”) and is entered into by and among InterDigital Communications Corporation, a Pennsylvania corporation, (“IDCC”), InterDigital, Inc., a Pennsylvania corporation, (“HoldingCo”) and ID Merger Company, a Pennsylvania corporation, (“Merger Sub” and collectively with IDCC and HoldingCo, the “Parties”).

BACKGROUND

IDCC, HoldingCo and Merger Sub have determined that it is in their respective best interests that IDCC should be reorganized (i) to create a “Holding Company” of IDCC, as such term is defined in Section 1924(b)(4) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”) through the merger (as defined in Section 1 below, the “Merger”) of IDCC and Merger Sub whereby IDCC shall be the surviving corporation and (ii) after IDCC is reorganized into a Holding Company structure, to convert IDCC (which will then be the “Surviving Company”) from a Pennsylvania corporation to a Pennsylvania limited liability company to be called InterDigital Communications, LLC through three steps, the first step being a conversion of Surviving Company from a Pennsylvania corporation into a Delaware corporation, the second being a conversion of Surviving Company from a Delaware corporation into a Delaware limited liability company and the third being a conversion of Surviving Company from a Delaware limited liability company into a Pennsylvania limited liability company, all as more particularly provided for herein. Collectively, all of the actions described above shall be referred to herein as the “Reorganization.”

TERMS

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1. Merger of Merger Sub with and into IDCC. At the Effective Time, Merger Sub shall merge with and into IDCC (the “Merger”) in accordance with the Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith executed by the parties hereto and attached as Exhibit A. The terms and conditions of the Merger Agreement are incorporated herein by reference.

2. Conversion to a Delaware Corporation.

2.1. After the consummation of the Merger and subject to, and following the receipt of, the shareholder approval to be sought pursuant to Section 9.2 hereof, in accordance with the provisions of Section 1980 of the PBCL and Section 265 of the Delaware General Corporation Law (the “DGCL”), Surviving Company shall be converted from a Pennsylvania corporation into a Delaware corporation (the “Corporate Conversion”).

2.2. In accordance with Section 265(f) of the DGCL, IDCC shall be deemed to be the same entity as a Delaware corporation as it was as a Pennsylvania corporation and all rights, privileges, powers, property (real, personal or mixed), debts due and all other things and causes of action belonging to IDCC prior to the Corporate Conversion shall remain vested in IDCC following the Corporate Conversion and, without any transfer or other action on the part of IDCC, shall be the rights, privileges, powers, property (real, personal or mixed), debts due and all other things and causes of action of IDCC following the Corporate Conversion.

2.3. As part of the Corporate Conversion, the Articles of Incorporation of IDCC will, without the need for any action on the part of any person, be automatically replaced with the Certificate of Incorporation to be filed in Delaware pursuant to Section 7.2 hereof. The By-laws of IDCC will remain unchanged as a result of the Corporate Conversion.

3. Conversion to a Delaware LLC.

3.1. After the consummation of the Corporate Conversion and subject to, and following the receipt of, the shareholder approval to be sought pursuant to Section 9.3 hereof, in accordance with the provisions of Section 266 of the DGCL and Section 18-214 of the Delaware Limited Liability Company Act (the “LLC Act”), IDCC will be converted from a Delaware corporation into InterDigital Communications, LLC (“DE LLC”), a Delaware limited liability company (the “DE LLC Conversion”).

3.2. In accordance with Section 18-214(f) of the LLC Act, DE LLC shall be deemed to be the same entity as a limited liability company as IDCC was as a corporation and all rights, privileges, powers, property (real, personal or mixed), debts due and all other things and causes of action belonging to IDCC prior to the DE LLC Conversion shall be and remain vested in DE LLC following the DE LLC Conversion and, without any transfer or other action on the part of IDCC or DE LLC, shall be the rights, privileges, powers, property (real, personal or mixed), debts due and all other things and causes of action of DE LLC following the DE LLC Conversion.

3.3. The name of DE LLC following the DE LLC Conversion shall be InterDigital Communications, LLC.

3.4. As part of the DE LLC Conversion, (i) the Certificate of Incorporation of Surviving Company will be replaced with a Certificate of Formation of DE LLC filed in Delaware pursuant to Section 7.3 hereof and (ii) the By-laws of Surviving Company will be replaced with an operating agreement of DE LLC.

4. Conversion to a Pennsylvania LLC.

4.1. After the consummation of the DE LLC Conversion and subject to, and following the receipt of, the shareholder approval to be sought pursuant to Section 9.4 hereof, in accordance with the provisions of Section 8982 of the Pennsylvania Limited Liability Company Law of 1994 (the “LLC Law”) and Section 18-216 of the LLC Act, DE LLC will be converted from a Delaware limited liability company into InterDigital Communications, LLC (“IDCLLC”), a Pennsylvania limited liability company (the “PA LLC Conversion”).

4.2. In accordance with Section 8982(c) of the LLC Law, IDCLLC shall be deemed to be the same entity as a Pennsylvania limited liability company as it was as a Delaware limited liability company and all rights, privileges, powers, property (real, personal or mixed), debts due and all other things and causes of action belonging to IDCLLC prior to the PA LLC Conversion shall be and remain vested in IDCLLC following the PA LLC Conversion and, without any transfer or other action on the part of IDCLLC, shall be the rights, privileges, powers, property (real, personal or mixed), debts due and all other things and causes of action of IDCLLC following the PA LLC Conversion.

4.3. The name of IDCLLC following the PA LLC Conversion shall remain InterDigital Communications, LLC.

4.4. As part of the PA LLC Conversion, the Certificate of Formation of IDCLLC filed in Delaware will be replaced with a Certificate of Domestication of IDCLLC filed in Pennsylvania pursuant to Section 7.4 hereof. The operating agreement of IDCLLC shall be amended to reflect that IDCLLC is a Pennsylvania limited liability company.

5. Ownership Interests. Shares of IDCC Common Stock, Holding Company Common Stock and Merger Sub Common Stock issued and outstanding immediately prior to the Merger will be handled in accordance with the Merger Agreement. The Corporate Conversion will have no impact on the capital structure of Surviving Company or HoldingCo. Each issued and outstanding share of common stock of Surviving Company immediately prior to the DE LLC Conversion will, by virtue of the DE LLC Conversion and without any action on the part of the holder thereof, be converted into a membership interest of DE LLC. Each issued and outstanding membership interest of DE LLC immediately prior to the PA LLC Conversion shall be unaffected by the PA LLC Conversion.

6. Tax Treatment. The Reorganization shall constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code.

7. Filing and Effective Time.

7.1. Merger. If this Plan has not been terminated pursuant to Section 8 hereof, after this Plan has been duly approved in the manner required by law, appropriate Articles of Merger shall be filed by IDCC and Merger Sub in Pennsylvania pursuant to and in accordance with Section 1927 of the PBCL. The Merger shall be effective (the “Effective Time”) at 4:15 p.m. New York City Time on July 2, 2007.

7.2. Corporate Conversion. Subject to, and following the receipt of, the shareholder approval to be sought pursuant to Section 9.2 hereof and if this Plan has not been terminated pursuant to Section 8 hereof, a Certificate of Conversion and a Certificate of Incorporation, substantially in the forms attached hereto as Exhibit B, shall be filed by IDCC in Delaware pursuant to and in accordance with Section 265 of the DGCL. After the filing of the Certificate of Conversion and Certificate of Incorporation, IDCC may file Articles of Dissolution in Pennsylvania pursuant to Section 1980 of the PBCL.

7.3. DE LLC Conversion. Subject to, and following the receipt of, the stockholder approval to be sought pursuant to Section 9.3 hereof and if this Plan has not been terminated pursuant to Section 8 hereof, a Certificate of Conversion shall be filed by IDCC in Delaware pursuant to and in accordance with Section 266 of the DGCL and Section 18-214 of the LLC Act, together with a Certificate of Formation pursuant to and in accordance with Section 18-214 of the LLC Act, substantially in the forms attached hereto as Exhibit C.

7.4. PA LLC Conversion. Subject to, and following the receipt of, the member approval to be sought pursuant to Section 9.4 hereof and if this Plan has not been terminated pursuant to Section 8 hereof, (i) a Certificate of Domestication shall be filed by DE LLC in Pennsylvania pursuant to and in accordance with Section 8982 of the LLC Law and (ii) a Certificate of Conversion filed by DE LLC in Delaware pursuant to and in accordance with Section 18-216 of the LLC Act, substantially in the forms attached hereto as Exhibit D.

8. Termination. This Plan may be terminated and the Merger abandoned by the Board of Directors of each of IDCC, HoldingCo and Merger Sub at any time prior to the Effective Time.

9. Adoption and Approval.

9.1. Board Approval. The Plan was adopted and approved by the Board of Directors of IDCC on March 21, 2007, by written consent of the Board of Directors of HoldingCo dated June 29, 2007 and by written consent of the Board of Directors of Merger Sub dated June 29, 2007.

9.2. Shareholder Approval. Pursuant to Section 1924(b)(4) of the PBCL, the Merger was not required to be, and was not, approved by the shareholders of IDCC or Merger Sub. Immediately following the consummation of the Merger and immediately prior to the commencement of the Corporate Conversion, shareholder approval of the Corporate Conversion will be sought from HoldingCo, which will at that time be the sole shareholder of IDCC.

9.3. Stockholder Approval. Immediately following the consummation of the Corporate Conversion and immediately prior to the commencement of the LLC Conversion, stockholder approval of the LLC Conversion will be sought from HoldingCo, which will at that time be the sole stockholder of IDCC.

9.4. Member Approval. Immediately following the consummation of the DE LLC Conversion and immediately prior to the commencement of the PA LLC Conversion, member approval of the PA LLC Conversion will be sought from HoldingCo, which will at that time be the sole member of DE LLC.

[signature page follows]

The authorized representatives of each of the Parties have executed this Plan as of the Effective Date.

INTERDIGITAL COMMUNICATIONS CORPORATION

By:	/s/ William J. Merritt
Name:	William J. Merritt
Title:	President & Chief Executive Officer

INTERDIGITAL, INC.

By:	/s/ William J. Merritt
Name:	William J. Merritt
Title:	President & Chief Executive Officer

ID MERGER COMPANY

By:	/s/ William J. Merritt
Name:	William J. Merritt
Title:	President